EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports Third Quarter 2018 Net Income of $48 million, or $0.83 per Diluted Share

Strong growth in earning assets and a widening of the net interest margin result in record net interest income levels

Key Highlights - Third Quarter 2018

•	Adjusted net income of $49 million, or $0.85 per diluted share, excluding costs for pending Wells Fargo branch acquisition.

•	Net interest income grew $9 million, or 8 percent from second quarter 2018, led by earning asset growth and net interest margin expansion.

•	Average loans held-for-investment rose 6 percent while average total deposits increased 9 percent from prior quarter.

•	Total serviced accounts increased 16 percent from last quarter to nearly 620,000 accounts.

•	Noninterest expense dropped $4 million, or 2 percent from prior quarter, driven by prudent expense management and lower mortgage expenses.

•	Pristine asset quality - minimal net charge-offs, very low delinquencies and strong allowance for loan loss coverage.

TROY, Mich., October 23, 2018 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported third quarter 2018 net income of $48 million, or $0.83 per diluted share, and adjusted net income of $49 million, or $0.85 per diluted share, excluding $1.2 million of pre-tax expenses related to the pending acquisition of Wells Fargo branches. The Company reported net income of $50 million, or $0.85 per diluted share, in the second quarter 2018, and $40 million, or $0.70 per diluted share, in the third quarter 2017.

"Our third quarter results once again demonstrated the strength of our banking business,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “Solid growth in banking along with disciplined cost control, helped us deliver an adjusted ROA of 1.1 percent.

"Our banking business provided a stable and growing source of income. Net interest income grew 8 percent from last quarter, as average earning assets increased 5 percent and the net interest margin expanded 7 basis points. Also, we saw total serviced accounts increase 16 percent in the quarter and we now service nearly 620,000 accounts. We expect this total to exceed 800,000 by year-end.

"Earnings were also helped by our expense discipline. In the third quarter 2018, total noninterest expense fell 2 percent to $173 million, despite strong growth in the balance sheet and increased mortgage originations, as we continued to scale businesses with a lower level of incremental expense, along with aggressively managing our mortgage expenses.

"Mortgage revenues declined in the quarter as fallout-adjusted locks decreased 8 percent to $8.3 billion and the net gain on loan sale margin fell 20 basis points to 0.51 percent. This decline was partially offset by a stronger MSR return.

"Looking ahead, we believe we are well positioned for continued success. Our pending acquisition of 52 Midwest branches of Wells Fargo, which we expect to close at the beginning of December 2018, will bring us low cost and low beta deposits. Additionally, with the lifting of our Federal Reserve Supervisory Agreement this quarter, we now have more flexibility in managing our capital to maximize risk-adjusted returns for our shareholders.”

Third Quarter 2018 Highlights:

Income Statement Highlights
	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(Dollars in millions)
Net interest income	$124	$115	$106	$107	$103
Provision (benefit) for loan losses	(2)	(1)	—	2	2
Noninterest income	107	123	111	124	130
Noninterest expense	173	177	173	178	171
Income before income taxes	60	62	44	51	60
Provision for income taxes (1)	12	12	9	96	20
Net income (loss)	$48	$50	$35	$(45)	$40

Income (loss) per share:
Basic	$0.84	$0.86	$0.61	$(0.79)	$0.71
Diluted	$0.83	$0.85	$0.60	$(0.79)	$0.70

(1)
The three months ended December 31, 2017 included an $80 million, or $1.37 per diluted share, non-cash charge to the provision for income taxes, resulting from the revaluation of the Company's net deferred tax asset at a lower statutory rate as a result of the Tax Cuts and Jobs Act.

Key Ratios
	Three Months Ended					Change (bps)
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	Seq	Yr/Yr
Net interest margin	2.93%	2.86%	2.76%	2.76%	2.78%	7	15
Return on average assets	1.0%	1.1%	0.8%	(1.1)%	1.0%	(10)	—
Return on average equity	12.8%	13.5%	9.9%	(12.1)%	11.1%	(70)	170
Efficiency ratio	74.6%	74.4%	79.7%	77.1%	73.5%	20	110

Balance Sheet Highlights
	Three Months Ended					% Change
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet Data
Average interest-earning assets	$16,786	$15,993	$15,354	$15,379	$14,737	5%	14%
Average loans held-for-sale (LHFS)	4,393	4,170	4,231	4,537	4,476	5%	(2)%
Average loans held-for-investment (LHFI)	8,872	8,380	7,487	7,295	6,803	6%	30%
Average total deposits	11,336	10,414	9,371	9,084	9,005	9%	26%

Net Interest Income

Net interest income rose $9 million to $124 million for the third quarter 2018, as compared to the second quarter 2018. The results reflected a 5 percent increase in average earning assets, led by balanced growth in loans held-for-sale, commercial and consumer loans. The net interest margin expanded 7 basis points to 2.93 percent for the third quarter 2018 as higher yields on interest-earning assets more than offset higher deposit costs.

Loans held-for-investment averaged $8.9 billion for the third quarter 2018, increasing $492 million, or 6 percent, from the prior quarter. During the third quarter 2018, average commercial loans rose $253 million, or 5 percent, with average warehouse loans increasing $91 million, average commercial real estate loans rising $89 million and average commercial and industrial loans increasing $73 million. Average consumer loans rose $239 million, or 7 percent, driven by an increase in mortgage loans (primarily jumbo).

Average total deposits were $11.3 billion in the third quarter 2018, increasing $922 million, or 9 percent from the second quarter 2018, led primarily by higher custodial and retail deposits. Average custodial deposits rose $366 million, or 23 percent, led by a 16 percent increase in serviced accounts. Average retail deposits increased $211 million, or 3 percent, as higher demand deposits and certificates of deposit were partially offset by a drop in savings deposits.

Provision for Loan Losses

The Company experienced a provision benefit in the third quarter 2018, resulting primarily from a continued decline in loss rates in the held-for-investment portfolio. The provision benefit totaled $2 million for the third quarter 2018, as compared to $1 million for the second quarter 2018.

Noninterest Income

Noninterest income fell $16 million, or 13 percent, to $107 million in the third quarter of 2018, as compared to $123 million for the second quarter 2018. The decrease was primarily due to lower net gain on loan sales, partially offset by an increase in the net return on mortgage servicing rights.

Third quarter 2018 net gain on loan sales fell $20 million, or 32 percent, to $43 million, versus $63 million in the second quarter 2018. Fallout-adjusted locks decreased 8 percent to $8.3 billion, due to softer mortgage volume. The net gain on loan sale margin fell 20 basis points to 0.51 percent for the third quarter 2018, as compared to 0.71 percent for the second quarter 2018. The lower margin was primarily due to secondary margin compression and a mix shift toward lower margin, but lower cost delegated correspondent business. Excluding the secondary performance, the net gain on loan sale margin was 66 basis points.

Mortgage Metrics
						Change (% / bps)
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	Seq	Yr/Yr
	(Dollars in millions)
For the three months ended:
Mortgage rate lock commitments (fallout-adjusted) (1)	$8,290	$9,011	$7,722	$8,631	$8,898	(8)%	(7)%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.51%	0.71%	0.77%	0.91%	0.84%	(20)	(33)
Net gain on loan sales	$43	$63	$60	$79	$75	(32)%	(43)%
Net (loss) return on the mortgage servicing rights (MSR)	$13	$9	$4	$(4)	$6	44%	117%
Gain on loan sales + net (loss) return on the MSR	$56	$72	$64	$75	$81	(22)%	(31)%
At the end of the period:
Residential loans serviced (number of accounts - 000's) (3)	619	535	470	442	415	16%	49%
Capitalized value of MSRs	1.43%	1.34%	1.27%	1.16%	1.15%	9	28
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales (excludes net gain on loan sales of $1 million from loans transferred from HFI in the three months ended December 31, 2017) to fallout-adjusted mortgage rate lock commitments.

(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Net return on mortgage servicing rights (including the impact of hedges) increased $4 million, resulting in a net gain of $13 million for the third quarter 2018, as compared to a net gain of $9 million for the second quarter 2018. The increase from the prior quarter largely reflected higher service fee income due to a larger MSR portfolio and a $1.9 million fair value gain associated with a pending MSR sale of $4.7 billion UPB expected to close in the fourth quarter 2018.

Noninterest Expense

Noninterest expense fell to $173 million for the third quarter 2018, as compared to $177 million for the second quarter 2018, primarily due to lower compensation and benefits and commissions, partially offset by acquisition costs related to the Company's pending acquisition of Wells Fargo branches. Excluding $1.2 million of transaction costs from pending acquisitions, the Company's adjusted noninterest expense was $172 million.

During the third quarter 2018, compensation and benefits declined $4 million, primarily due to cost reduction initiatives and lower incentive compensation, while commissions decreased $4 million, reflecting lower mortgage expenses.

The Company's total efficiency ratio rose slightly to 75 percent for the third quarter 2018, as compared to 74 percent for the second quarter 2018, resulting from the decline in mortgage revenue. Revenue decreased 3 percent while expenses fell 2 percent in the third quarter 2018.

Income Taxes

The third quarter 2018 provision for income taxes totaled $12 million, unchanged from the second quarter 2018. The Company's effective tax rate was 20 percent for the third quarter 2018, unchanged from the prior quarter.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	1.5%	1.5%	1.7%	1.8%	2.0%	0	(50)
Charge-offs, net of recoveries	$1	$1	$1	$2	$2	—%	(50)%
Total nonperforming loans held-for-investment	$25	$27	$29	$29	$31	(7)%	(19)%
Net charge-offs to LHFI ratio (annualized)	0.05%	0.02%	0.06%	0.12%	0.08%	3	(3)
Ratio of nonperforming LHFI and TDRs to LHFI	0.28%	0.30%	0.35%	0.38%	0.44%	(2)	(16)
N/M - Not meaningful

The allowance for loan losses was $134 million at September 30, 2018, compared to $137 million at June 30, 2018. The allowance for loan losses covered 1.5 percent of loans held-for-investment at September 30, 2018, unchanged from June 30, 2018.

Net charge-offs in the third quarter 2018 were $1 million, or 5 basis points of HFI loans, compared to $1 million, or 2 basis points in the prior quarter.

Nonperforming loans held-for-investment were $25 million at September 30, 2018, compared to $27 million at June 30, 2018. The ratio of nonperforming loans to loans held-for-investment was 0.28 percent at September 30, 2018, compared to 0.30 percent at June 30, 2018. At September 30, 2018, early stage consumer loan delinquencies totaled $3 million, or 0.08 percent of consumer loans, unchanged from June 30, 2018.

Capital

Capital Ratios (Bancorp)	Three Months Ended					Change (% / bps)
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	Seq	Yr/Yr
Tangible common equity to assets ratio (1)	7.74%	7.74%	7.65%	8.15%	8.47%	—	(73)
Tier 1 leverage (to adj. avg. total assets)	8.36%	8.65%	8.72%	8.51%	8.80%	(29)	(44)
Tier 1 common equity (to RWA)	11.01%	10.84%	10.80%	11.50%	11.65%	17	(64)
Tier 1 capital (to RWA)	13.04%	12.86%	12.90%	13.63%	13.72%	18	(68)
Total capital (to RWA)	14.20%	14.04%	14.14%	14.90%	14.99%	16	(79)
MSRs to Tier 1 capital	20.3%	16.9%	16.2%	20.1%	17.3%	340	300
Tangible book value per share (1)	$25.13	$24.37	$23.62	$24.04	$25.01	3%	—%

(1)	See Non-GAAP Reconciliation for further information.
N/M - Not meaningful

The Company maintained a robust capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At September 30, 2018, the Company had a Tier 1 leverage ratio of

8.36 percent, as compared to 8.65 percent at June 30, 2018. The decrease in the ratio resulted primarily from balance sheet growth and higher MSRs, partially offset by earnings retention.

Under the terms of recently proposed changes to regulatory capital requirements, the Company's Tier 1 leverage ratio would have increased approximately 67 basis points and risk-based capital ratios by approximately 30-50 basis points at September 30, 2018 (pro forma basis).

Earnings Conference Call

As previously announced, the Company's third quarter 2018 earnings call will be held Tuesday, October 23, 2018 at 11 a.m. (ET).

To join the call, please dial (877) 260-1479 toll free or (334) 323-0522 and use passcode 9173210. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 9173210.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $18.7 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 108 branches in Michigan and California. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 81 retail locations in 27 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $136 billion of home loans representing nearly 620,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as tangible book value per share, tangible common equity to assets ratio, adjusted net income, adjusted diluted earnings per share, adjusted noninterest expense and adjusted return on average assets. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.
Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
Assets
Cash	$150	$139	$122	$88
Interest-earning deposits	114	220	82	145
Total cash and cash equivalents	264	359	204	233
Investment securities available-for-sale	1,857	1,871	1,853	1,637
Investment securities held-to-maturity	724	748	939	977
Loans held-for-sale	4,835	4,291	4,321	4,939
Loans held-for-investment	8,966	8,904	7,713	7,203
Loans with government guarantees	305	278	271	253
Less: allowance for loan losses	(134)	(137)	(140)	(140)
Total loans held-for-investment and loans with government guarantees, net	9,137	9,045	7,844	7,316
Mortgage servicing rights	313	257	291	246
Federal Home Loan Bank stock	303	303	303	264
Premises and equipment, net	360	355	330	314
Net deferred tax asset	111	119	136	248
Goodwill and intangible assets	70	71	21	21
Other assets	723	711	670	685
Total assets	$18,697	$18,130	$16,912	$16,880
Liabilities and Stockholders' Equity
Noninterest-bearing	$3,096	$2,781	$2,049	$2,272
Interest-bearing	8,493	7,807	6,885	6,889
Total deposits	11,589	10,588	8,934	9,161
Short-term Federal Home Loan Bank advances	3,199	3,840	4,260	4,065
Long-term Federal Home Loan Bank advances	1,280	1,280	1,405	1,300
Other long-term debt	495	494	494	493
Other liabilities	616	453	420	410
Total liabilities	17,179	16,655	15,513	15,429
Stockholders' Equity
Common stock	1	1	1	1
Additional paid in capital	1,519	1,514	1,512	1,511
Accumulated other comprehensive loss	(42)	(32)	(16)	(8)
Retained earnings/(accumulated deficit)	40	(8)	(98)	(53)
Total stockholders' equity	1,518	1,475	1,399	1,451
Total liabilities and stockholders' equity	$18,697	$18,130	$16,912	$16,880

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Third Quarter 2018 Compared to:
	Three Months Ended					Second Quarter 2018		Third Quarter 2017
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$183	$167	$152	$148	$140	$16	10%	$43	31%
Total interest expense	59	52	46	41	37	7	13%	22	59%
Net interest income	124	115	106	107	103	9	8%	21	20%
Provision (benefit) for loan losses	(2)	(1)	—	2	2	(1)	100%	(4)	N/M
Net interest income after provision (benefit) for loan losses	126	116	106	105	101	10	9%	25	25%
Noninterest Income
Net gain on loan sales	43	63	60	79	75	(20)	(32)%	(32)	(43)%
Loan fees and charges	23	24	20	24	23	(1)	(4)%	—	—%
Deposit fees and charges	5	5	5	4	5	—	—%	—	—%
Loan administration income	5	5	5	5	5	—	—%	—	—%
Net return (loss) on the mortgage servicing rights	13	9	4	(4)	6	4	44%	7	117%
Other noninterest income	18	17	17	16	16	1	6%	2	13%
Total noninterest income	107	123	111	124	130	(16)	(13)%	(23)	(18)%
Noninterest Expense
Compensation and benefits	76	80	80	80	76	(4)	(5)%	—	—%
Commissions	21	25	18	23	23	(4)	(16)%	(2)	(9)%
Occupancy and equipment	31	30	30	28	28	1	3%	3	11%
Federal insurance premiums	6	6	6	5	5	—	—%	1	20%
Loan processing expense	14	15	14	16	15	(1)	(7)%	(1)	(7)%
Legal and professional expense	7	6	6	8	7	1	17%	—	—%
Other noninterest expense	18	15	19	18	17	3	20%	1	6%
Total noninterest expense	173	177	173	178	171	(4)	(2)%	2	1%
Income before income taxes	60	62	44	51	60	(2)	(3)%	—	—%
Provision for income taxes	12	12	9	96	20	—	—%	(8)	(40)%
Net income (loss)	$48	$50	$35	$(45)	$40	$(2)	(4)%	$8	20%
Income (loss) per share
Basic	$0.84	$0.86	$0.61	$(0.79)	$0.71	$(0.02)	(2)%	$0.13	18%
Diluted	$0.83	$0.85	$0.60	$(0.79)	$0.70	$(0.02)	(2)%	$0.13	19%
N/M - Not meaningful

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in millions, except per data share) (Unaudited)

			Nine Months Ended September 30, 2018
	Nine Months Ended		Compared to: Nine Months Ended September 30, 2017
	September 30, 2018	September 30, 2017	Amount	Percent
Total interest income	$502	$379	$123	32%
Total interest expense	157	96	61	64%
Net interest income	345	283	62	22%
Provision (benefit) for loan losses	(3)	4	(7)	N/M
Net interest income after provision (benefit) for loan losses	348	279	69	25%
Noninterest Income
Net gain on loan sales	166	189	(23)	(12)%
Loan fees and charges	67	58	9	16%
Deposit fees and charges	15	14	1	7%
Loan administration income	15	16	(1)	(6)%
Net return on the mortgage servicing rights	26	26	—	—%
Other noninterest income	52	43	9	21%
Total noninterest income	341	346	(5)	(1)%
Noninterest Expense
Compensation and benefits	236	219	17	8%
Commissions	64	49	15	31%
Occupancy and equipment	91	75	16	21%
Federal insurance premiums	18	12	6	50%
Loan processing expense	43	41	2	5%
Legal and professional expense	19	22	(3)	(14)%
Other noninterest expense	52	47	5	11%
Total noninterest expense	523	465	58	12%
Income before income taxes	166	160	6	4%
Provision for income taxes	33	52	(19)	(37)%
Net income	$133	$108	$25	23%
Income per share
Basic	$2.32	$1.90	$0.42	22%
Diluted	$2.28	$1.86	$0.42	23%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Selected Mortgage Statistics:
Mortgage rate lock commitments (fallout-adjusted) (1)	$8,290	$9,011	$8,898	$25,024	$23,896
Mortgage loans originated (2)	$9,199	$9,040	$9,572	$26,125	$24,659
Mortgage loans sold and securitized	$8,423	$9,260	$8,924	$24,930	$22,397
Selected Ratios:
Interest rate spread (3)	2.57%	2.58%	2.58%	2.57%	2.56%
Net interest margin	2.93%	2.86%	2.78%	2.85%	2.74%
Net margin on loans sold and securitized	0.51%	0.69%	0.84%	0.66%	0.84%
Return on average assets	1.04%	1.12%	0.99%	1.00%	0.94%
Return on average equity	12.80%	13.45%	11.10%	12.10%	10.23%
Efficiency ratio	74.6%	74.4%	73.5%	76.2%	73.9%
Equity-to-assets ratio (average for the period)	8.13%	8.29%	8.95%	8.23%	9.16%
Average Balances:
Average common shares outstanding	57,600,360	57,491,714	57,162,025	57,483,802	57,062,696
Average fully diluted shares outstanding	58,332,598	58,258,577	58,186,593	58,301,920	58,133,296
Average interest-earning assets	$16,786	$15,993	$14,737	$16,050	$13,709
Average interest-paying liabilities	$13,308	$13,164	$12,297	$13,150	$11,481
Average stockholders' equity	$1,514	$1,475	$1,471	$1,468	$1,412

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2)	Includes residential first mortgage.

(3)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
Selected Statistics:
Book value per common share	$26.34	$25.61	$24.40	$25.38
Tangible book value per share (1)	25.13	24.37	24.04	25.01
Number of common shares outstanding	57,625,439	57,598,406	57,321,228	57,181,536
Number of FTE employees	3,496	3,682	3,525	3,495
Number of bank branches	108	107	99	99
Ratio of nonperforming assets to total assets (2)	0.17%	0.19%	0.22%	0.24%
Common equity-to-assets ratio	8.12%	8.14%	8.27%	8.60%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	34.3	32.4	28.9	28.2
Capitalized value of mortgage servicing rights	1.43%	1.34%	1.16%	1.15%
Mortgage servicing rights to Tier 1 capital	20.3%	16.9%	20.1%	17.3%

(1)
Excludes goodwill and intangibles of $70 million, $71 million, $21 million, and $21 million at September 30, 2018, June 30, 2018, December 31, 2017, and September 30, 2017, respectively. See Non-GAAP Reconciliation for further information.

(2)	Ratio excludes LHFS.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,393	$52	4.69%	$4,170	$47	4.50%	$4,476	$45	3.99%
Loans held-for-investment
Residential first mortgage	3,027	27	3.63%	2,875	25	3.53%	2,594	22	3.32%
Home equity	695	9	5.12%	679	8	5.05%	486	6	5.11%
Other	128	2	5.54%	57	1	5.39%	26	—	4.52%
Total Consumer loans	3,850	38	3.96%	3,611	34	3.85%	3,106	28	3.61%
Commercial Real Estate	2,106	29	5.37%	2,017	26	5.09%	1,646	19	4.43%
Commercial and Industrial	1,330	18	5.28%	1,257	17	5.30%	1,073	13	4.77%
Warehouse Lending	1,586	21	5.10%	1,495	19	5.03%	978	12	4.82%
Total Commercial loans	5,022	68	5.26%	4,769	62	5.13%	3,697	44	4.63%
Total loans held-for-investment	8,872	106	4.70%	8,380	96	4.58%	6,803	72	4.16%
Loans with government guarantees	292	3	4.20%	280	2	3.66%	264	3	4.58%
Investment securities	3,100	21	2.81%	3,049	21	2.72%	3,101	20	2.58%
Interest-earning deposits	129	1	2.38%	114	1	1.72%	93	—	1.23%
Total interest-earning assets	16,786	$183	4.32%	15,993	$167	4.17%	14,737	$140	3.77%
Other assets	1,825			1,791			1,702
Total assets	$18,611			$17,784			$16,439
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$727	$3	1.62%	$704	$1	0.60%	$489	$—	0.14%
Savings deposits	3,229	7	0.90%	3,412	8	0.86%	3,838	7	0.76%
Money market deposits	252	—	0.62%	247	—	0.54%	276	—	0.57%
Certificates of deposit	2,150	10	1.78%	2,006	8	1.63%	1,182	4	1.19%
Total retail deposits	6,358	20	1.27%	6,369	17	1.06%	5,785	11	0.78%
Government deposits
Demand deposits	283	1	0.59%	243	—	0.47%	250	—	0.43%
Savings deposits	564	2	1.48%	488	2	1.26%	362	1	0.71%
Certificates of deposit	327	1	1.52%	380	1	1.35%	329	1	0.89%
Total government deposits	1,174	4	1.28%	1,111	3	1.12%	941	2	0.70%
Wholesale deposits and other	537	3	2.03%	264	1	1.96%	35	—	1.49%
Total interest-bearing deposits	8,069	27	1.32%	7,744	21	1.10%	6,761	13	0.78%
Short-term Federal Home Loan Bank advances and other	3,465	18	2.10%	3,646	17	1.85%	3,809	11	1.17%
Long-term Federal Home Loan Bank advances	1,280	7	2.11%	1,280	7	2.25%	1,234	6	1.99%
Other long-term debt	494	7	5.62%	494	7	5.60%	493	7	5.09%
Total interest-bearing liabilities	13,308	59	1.75%	13,164	52	1.58%	12,297	37	1.19%
Noninterest-bearing deposits (1)	3,267			2,670			2,244
Other liabilities	522			475			427
Stockholders' equity	1,514			1,475			1,471
Total liabilities and stockholders' equity	$18,611			$17,784			$16,439
Net interest-earning assets	$3,478			$2,829			$2,440
Net interest income		$124			$115			$103
Interest rate spread (2)			2.57%			2.58%			2.58%
Net interest margin (3)			2.93%			2.86%			2.78%
Ratio of average interest-earning assets to interest-bearing liabilities			126.1%			121.5%			119.9%
Total average deposits	$11,336			$10,414			$9,005

(1)	Includes noninterest-bearing custodial deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Nine Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,265	$142	4.44%	$4,014	$119	3.96%
Loans held-for-investment
Residential first mortgage	2,893	76	3.52%	2,497	62	3.34%
Home equity	681	26	5.13%	453	17	5.04%
Other	71	3	5.37%	26	1	4.52%
Total Consumer loans	3,645	105	3.86%	2,976	80	3.61%
Commercial Real Estate	2,026	79	5.12%	1,482	47	4.15%
Commercial and Industrial	1,269	51	5.26%	929	33	4.71%
Warehouse Lending	1,312	51	5.08%	840	30	4.70%
Total Commercial loans	4,607	181	5.15%	3,251	110	4.45%
Total loans held-for-investment	8,252	286	4.58%	6,227	190	4.05%
Loans with government guarantees	288	8	3.86%	300	10	4.41%
Investment securities	3,127	64	2.74%	3,093	59	2.55%
Interest-earning deposits	118	2	1.95%	75	1	1.08%
Total interest-earning assets	16,050	$502	4.15%	13,709	$379	3.68%
Other assets	1,784			1,697
Total assets	$17,834			$15,406
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$660	$4	0.89%	$502	$1	0.16%
Savings deposits	3,376	21	0.85%	3,899	22	0.76%
Money market deposits	235	1	0.54%	264	1	0.49%
Certificates of deposit	1,927	24	1.64%	1,116	9	1.12%
Total retail deposits	6,198	50	1.09%	5,781	33	0.76%
Government deposits
Demand deposits	256	1	0.54%	228	1	0.41%
Savings deposits	512	5	1.29%	410	2	0.59%
Certificates of deposit	369	4	1.34%	314	1	0.73%
Total government deposits	1,137	10	1.14%	952	4	0.59%
Wholesale deposits and other	325	5	1.99%	16	—	1.21%
Total interest-bearing deposits	7,660	65	1.13%	6,749	37	0.74%
Short-term Federal Home Loan Bank advances and other	3,713	50	1.81%	3,028	23	1.01%
Long-term Federal Home Loan Bank advances	1,283	21	2.15%	1,211	17	1.92%
Other long-term debt	494	21	5.53%	493	19	5.06%
Total interest-bearing liabilities	13,150	157	1.58%	11,481	96	1.12%
Noninterest-bearing deposits (1)	2,721			2,098
Other liabilities	495			415
Stockholders' equity	1,468			1,412
Total liabilities and stockholders' equity	$17,834			$15,406
Net interest-earning assets	$2,900			$2,228
Net interest income		$345			$283
Interest rate spread (2)			2.57%			2.56%
Net interest margin (3)			2.85%			2.74%
Ratio of average interest-earning assets to interest-bearing liabilities			122.1%			119.4%
Total average deposits	$10,381			$8,847

(1)	Includes noninterest-bearing custodial deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income	48	50	40	133	108
Weighted average shares
Weighted average common shares outstanding	57,600,360	57,491,714	57,162,025	57,483,802	57,062,696
Effect of dilutive securities
May Investor warrants	—	—	—	—	16,383
Stock-based awards	732,238	766,863	1,024,568	818,118	1,054,217
Weighted average diluted common shares	58,332,598	58,258,577	58,186,593	58,301,920	58,133,296
Earnings per common share
Basic earnings per common share	$0.84	$0.86	$0.71	$2.32	$1.90
Effect of dilutive securities
May Investor warrants	—	—	—	—	—
Stock-based awards	(0.01)	(0.01)	(0.01)	(0.04)	(0.04)
Diluted earnings per common share	$0.83	$0.85	$0.70	$2.28	$1.86

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	September 30, 2018		June 30, 2018		December 31, 2017		September 30, 2017
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,540	8.36%	$1,525	8.65%	$1,442	8.51%	$1,423	8.80%
Total adjusted avg. total asset base	$18,426		$17,630		$16,951		$16,165
Tier 1 common equity (to risk weighted assets)	$1,300	11.01%	$1,285	10.84%	$1,216	11.50%	$1,208	11.65%
Tier 1 capital (to risk weighted assets)	$1,540	13.04%	$1,525	12.86%	$1,442	13.63%	$1,423	13.72%
Total capital (to risk weighted assets)	$1,677	14.20%	$1,665	14.04%	$1,576	14.90%	$1,554	14.99%
Risk-weighted asset base	$11,811		$11,855		$10,579		$10,371

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	September 30, 2018		June 30, 2018		December 31, 2017		September 30, 2017
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,617	8.77%	$1,594	9.04%	$1,531	9.04%	$1,519	9.38%
Total adjusted avg. total asset base	$18,433		$17,637		$16,934		$16,191
Tier 1 common equity (to risk weighted assets)	$1,617	13.68%	$1,594	13.44%	$1,531	14.46%	$1,519	14.61%
Tier 1 capital (to risk weighted assets)	$1,617	13.68%	$1,594	13.44%	$1,531	14.46%	$1,519	14.61%
Total capital (to risk weighted assets)	$1,753	14.84%	$1,734	14.62%	$1,664	15.72%	$1,651	15.88%
Risk-weighted asset base	$11,818		$11,863		$10,589		$10,396

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	September 30, 2018		June 30, 2018		September 30, 2017
Residential first mortgage	$9,199	96.1%	$9,040	95.2%	$9,572	96.3%
Home equity (1)	80	0.8%	77	0.8%	82	0.8%
Other	56	0.6%	64	0.7%	12	0.1%
Total consumer loans	9,335	97.5%	9,181	96.7%	9,666	97.2%
Commercial loans (2)	241	2.5%	317	3.3%	275	2.8%
Total loan originations	$9,576	100.0%	$9,498	100.0%	$9,941	100.0%

(1)	Includes second mortgage loans, HELOC loans.

(2)	Includes CRE and C&I loans that were net funded within the period.

Loan Originations (Dollars in millions) (Unaudited)
	Nine Months Ended
	September 30, 2018		September 30, 2017
Residential first mortgage	$26,125	96.1%	$24,659	95.5%
Home equity (1)	220	0.8%	209	0.8%
Other	122	0.4%	16	0.1%
Total consumer loans	26,467	97.3%	24,884	96.4%
Commercial loans (2)	727	2.7%	946	3.6%
Total loan originations	$27,194	100.0%	$25,830	100.0%

(1)	Includes second mortgage loans, HELOC loans.

(2)	Includes CRE and C&I loans that were net funded within the period.

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	September 30, 2018		June 30, 2018		December 31, 2017		September 30, 2017
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Serviced for own loan portfolio (2)	$8,033	35,185	$7,303	32,012	$7,013	29,493	$7,376	31,135
Serviced for others	21,835	88,410	19,249	78,898	25,073	103,137	21,342	87,215
Subserviced for others (3)	106,297	494,950	93,761	424,331	65,864	309,814	62,351	296,913
Total residential loans serviced	$136,165	618,545	$120,313	535,241	$97,950	442,444	$91,069	415,263

(1)	UPB, net of write downs, does not include premiums or discounts.

(2)
Includes loans held-for-investment (residential first mortgage and home equity), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(3)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	September 30, 2018		June 30, 2018		December 31, 2017		September 30, 2017
Consumer loans
Residential first mortgage	$3,085	34.4%	$2,986	33.5%	$2,754	35.7%	$2,665	37.0%
Home equity	704	7.9%	685	7.7%	664	8.6%	496	6.9%
Other	150	1.7%	88	1.0%	25	0.3%	26	0.4%
Total consumer loans	3,939	43.9%	3,759	42.2%	3,443	44.6%	3,187	44.3%
Commercial loans
Commercial real estate	2,160	24.1%	2,020	22.7%	1,932	25.1%	1,760	24.4%
Commercial and industrial	1,317	14.7%	1,324	14.9%	1,196	15.5%	1,097	15.2%
Warehouse lending	1,550	17.3%	1,801	20.2%	1,142	14.8%	1,159	16.1%
Total commercial loans	5,027	56.1%	5,145	57.8%	4,270	55.4%	4,016	55.7%
Total loans held-for-investment	$8,966	100.0%	$8,904	100.0%	$7,713	100.0%	$7,203	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Allowance for loan losses
Residential first mortgage	$40	$45	$52
Home equity	20	19	20
Other	2	1	1
Total consumer loans	62	65	73
Commercial real estate	46	45	42
Commercial and industrial	20	21	19
Warehouse lending	6	6	6
Total commercial loans	72	72	67
Total allowance for loan losses	$134	$137	$140
Charge-offs
Total consumer loans	(2)	(2)	(3)
Total commercial loans	—	—	—
Total charge-offs	$(2)	$(2)	$(3)
Recoveries
Total consumer loans	1	1	1
Total commercial loans	—	—	—
Total recoveries	1	1	1
Charge-offs, net of recoveries	$(1)	$(1)	$(2)
Net charge-offs to LHFI ratio (annualized) (1)	0.05%	0.02%	0.08%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.10%	0.04%	0.12%
Home equity and other consumer	0.21%	0.10%	0.52%
Commercial and industrial	—%	(0.01)%	(0.01)%

(1)	Excludes loans carried under the fair value option.

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Nine Months Ended
	September 30, 2018	September 30, 2017
Total allowance for loan losses	$134	$140
Charge-offs
Total consumer loans	(6)	(10)
Total commercial loans	—	—
Total charge-offs	$(6)	$(10)
Recoveries
Total consumer loans	3	4
Total commercial loans	—	—
Total recoveries	3	4
Charge-offs, net of recoveries	$(3)	$(6)
Net charge-offs to LHFI ratio (annualized) (1)	0.05%	0.12%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.09%	0.26%
Home equity and other consumer	0.19%	0.28%
Commercial real estate	(0.01)%	(0.01)%
Commercial and industrial	(0.01)%	(0.01)%

(1)	Excludes loans carried under the fair value option.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
Nonperforming LHFI	$12	$13	$13	$16
Nonperforming TDRs	4	4	5	4
Nonperforming TDRs at inception but performing for less than six months	9	10	11	11
Total nonperforming LHFI and TDRs (1)	25	27	29	31
Real estate and other nonperforming assets, net	7	7	8	9
LHFS	$10	$7	$9	$8
Total nonperforming assets	$42	$41	$46	$48

Ratio of nonperforming assets to total assets (2)	0.17%	0.19%	0.22%	0.24%
Ratio of nonperforming LHFI and TDRs to LHFI	0.28%	0.30%	0.38%	0.44%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.35%	0.38%	0.48%	0.58%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.

(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
September 30, 2018
Consumer loans	$2	$1	$25	$28	$3,939
Commercial loans	—	—	—	—	5,027
Total loans	$2	$1	$25	$28	$8,966
June 30, 2018
Consumer loans	$3	$—	$27	$30	$3,759
Commercial loans	—	—	—	—	5,145
Total loans	$3	$—	$27	$30	$8,904
December 31, 2017
Consumer loans	$3	$2	$29	$34	$3,443
Commercial loans	—	—	—	—	4,270
Total loans	$3	$2	$29	$34	$7,713
September 30, 2017
Consumer loans	4	1	30	$35	$3,187
Commercial loans	—	—	1	1	4,016
Total loans	$4	$1	$31	$36	$7,203

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
September 30, 2018
Consumer loans	$43	$13	$56
Total TDR loans	$43	$13	$56
June 30, 2018
Consumer loans	$43	$14	$57
Total TDR loans	$43	$14	$57
December 31, 2017
Consumer loans	$43	$16	$59
Total TDR loans	$43	$16	$59
September 30, 2017
Consumer loans	$46	$15	$61
Total TDR loans	$46	$15	$61

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Tangible book value per share, tangible common equity to assets ratio, adjusted net income, adjusted diluted earnings per share, adjusted noninterest expense and adjusted return on average assets. In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. This non-GAAP measure reflects the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The Company believes that tangible book value per share, tangible common equity to assets ratio, adjusted net income, adjusted diluted earnings per share, adjusted noninterest expense and adjusted return on average assets provide a meaningful representation of its operating performance on an ongoing basis. Management uses these measures to assess performance of the Company against its peers and evaluate overall performance. The Company believes these non-GAAP financial measures provide useful information for investors, securities analysts and others because it provides a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(Dollars in millions, except share data)
Total stockholders' equity	$1,518	$1,475	$1,427	$1,399	$1,451
Goodwill and intangibles	70	71	72	21	21
Tangible book value	$1,448	$1,404	$1,355	$1,378	$1,430

Number of common shares outstanding	57,625,439	57,598,406	57,399,993	57,321,228	57,181,536
Tangible book value per share	$25.13	$24.37	$23.62	$24.04	$25.01

Total Assets	$18,697	$18,130	$17,736	$16,912	$16,880
Tangible common equity to assets ratio	7.74%	7.74%	7.65%	8.15%	8.47%

Adjusted Net Income, Diluted Earnings per Share, Noninterest Expense and Return on Average Assets

	Three Months Ended
	September 30, 2018	June 30, 2018
	(Dollars in millions) (Unaudited)
Net income (loss)	$48	$50
Adjustment for acquisition costs (net of tax)	1	—
Adjusted net income	$49	$50

Weighted average diluted common shares	58,332,598	58,258,577
Adjusted diluted earnings per share	$0.85	$0.85

Total noninterest expense	$173	$177
Adjustment for acquisition costs (net of tax)	1	—
Adjusted total noninterest expense	$172	$177

Average total assets	$18,611	$17,784
Return on average assets	1.04%	1.12%
Adjusted return on average assets	1.05%	1.12%